Exhibit (p)(22)

AXIOM INTERNATIONAL INVESTORS LLC CODE OF ETHICS

INTRODUCTION

This Code of Ethics (the “Code”) is based on the principle that you, as officers and employees of Axiom International Investors LLC (“Axiom”), owe a fiduciary duty to, among others, the Clients of Axiom. Axiom is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and as such, Axiom and its employees are subject to the requirements of the Advisers Act with respect to Axiom’s clients. The Code also reflects the requirements of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Advisers Act.

The Code applies to all employees, members, managers, and officers of Axiom. Axiom shall provide a copy of this Code (and any subsequent amendments) to every employee. Employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients. As required by Rule 204A-1, employees must comply with all applicable federal securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and rules adopted by the Securities and Exchange Commission (“SEC”) under the foregoing, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. As used in this Code, all references to “you” shall mean all employees of Axiom.

As fiduciaries, employees must at all times:

1. Place the interests of Clients first. In other words, as a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients.

2. Conduct all personal securities transactions in full compliance with this Code. Personal securities transactions should comply with both the letter and spirit of the Code.

3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Axiom or its Clients could call into question the exercise of your independent judgment.

Definitions

For purposes of this Code, the following definitions apply:

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For purposes of this Code, an officer or employee will be deemed to have a “Beneficial Ownership” interest in securities held in all personal accounts of all officers and employees. A personal account includes an account maintained by or for: 1) any member of an officer’s or employee’s Immediate Family sharing the same household; 2) any individuals who live in the officers’ or employees’ household and over whose purchases, sales or trading activities the officer or employee exercises control or investment discretion; 3) any persons for whom the officer or employee provides financial support and either (a) whose financial affairs the officer or employee controls, or (b) for whom the officer or employee provides discretionary advisory services with respect to such person’s ownership of securities; (4) any trust or other arrangement which names the officer or employee as a beneficiary remainderman; and (5) any partnership, corporation or other entity in which the officer or employee has a 25% or greater beneficial interest, or in which the officer or employee exercises, either individually or together with others, effective Control.

“Chief Compliance Officer” shall mean the chief compliance officer of Axiom for purposes of Rule 206(4)-7 of the Advisers Act, currently, Denise M. Zambardi.

“Client” means any client of Axiom, including any private investment fund for which Axiom acts as general partner, manager or investment adviser.

“Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.

“Exempt Security” means any direct obligation of the Government of the United States, bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument, and shares issued by registered open-end mutual funds including money-market funds that are not Reportable Funds.

“Exempt Transaction” means (i) any transaction in Securities in an account over which you do not have any direct Control or indirect influence or Control (There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence) or (ii) purchase of Securities pursuant to an automatic investment plan.

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

“Reportable Fund” is any investment company registered under the 1940 Act for which Axiom serves as an investment adviser or sub-adviser or any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with Axiom.12

As of March 31, 2008, the only Reportable Fund, is the Frank Russell International Securities Fund, a portfolio series of Frank Russell Investment Company.

“Security” means any note, stock, treasury stock, share of any Reportable Fund, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put call, straddle, option, future or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any security. Shares of all exchange-traded funds (whether organized as open-end investment companies or unit investment trusts) are Securities for purposes of this Code.

TRADING AND OTHER RESTRICTIONS

Gifts

Except with the consent of the Chief Compliance Officer and the President, you may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with Axiom directly or on behalf of a Client provided that (i) you may accept gifts from a single giver so long as their aggregate value does not exceed $100 and (ii) you may attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.

Preclearance Procedure

Except with respect to purchases and sales of Exempt Securities or in Exempt Transactions, you may not engage, nor permit any other person or entity to engage, in any purchase or sale of a Security in which you have, or by reason of the transaction will acquire, Beneficial Ownership unless you submit a pre-clearance request in writing to the compliance team by e-mailing compliance@axinvest.com. Preclearance requests will not be granted with respect to any purchase or sale of a Security (i) that is currently being actively considered for purchase or sale by Axiom on behalf of a client or (ii) on any day during which there is a pending buy or sell order in the same Security on behalf a Client. The purchase or sale that is the subject of the pre-clearance must be executed within 24 hours of pre-clearance.

Initial Public Offerings

You may not acquire Beneficial Ownership of any Securities in an initial public offering.

Private Placements

You may not acquire Beneficial Ownership of any Securities (other than an Exempt Security or with respect to a security acquired in an Exempt Transaction) in a private placement, unless prior written approval has been received from the Chief Compliance Officer.

Use of Broker Dealer for Transactions

You may not engage, and you may not permit any other persons or entity to engage in any purchase or sale of a publicly traded Security (other than an Exempt Security or with respect to a security acquired in an Exempt Transaction) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker- dealer.

Reporting Requirements; Review

Initial Holdings Reports. Within 10 days of becoming an employee of Axiom you must file a report with Axiom that lists the title, number of shares and principal amount of each Security (other than an Exempt Security or with respect to a security acquired in a transaction such as that described in clause (i) of the definition of Exempt Transaction) in which the you had any direct or indirect beneficial ownership when you became an employee, the name of any broker, dealer or bank with whom you maintained an account in which any Securities were held for your the direct or indirect benefit as of the date of your employment with Axiom and the date you submitted the report. The information in the initial holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

Annual Holdings Reports. Within 30 days after the end of a calendar year, you must file a report with Axiom that lists the title, number of shares and principal amount of each Security (other than an Exempt Security or with respect to a security acquired in a transaction such as that described in clause (i) of the definition of Exempt Transaction) in which the you had any direct or indirect beneficial ownership as of the end of the calendar year, the name of any broker, dealer or bank with whom you maintained an account in which any Securities were held for your the direct or indirect benefit as of the end of the calendar year and the date you submitted the report. The information in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Transaction Reports. You must cause each broker-dealer who maintains an account for any Securities (other than an account containing only Exempt Securities or through which only Exempt Transactions are engaged in) in which you have Beneficial Ownership to provide Axiom with quarterly broker-dealer statements listing all transactions in Securities (other than Exempt Securities or with respect to a security acquired in an Exempt Transactions) during the quarter. These statements must include the date of the transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved, the nature of the transaction (i.e., purchase, sale, etc.), the price of the Security at which the transaction was effected, the name of the broker, dealer or bank through which the transaction was effected and the date that the report is being submitted. You must provide these statements within 30 days after the end of the quarter. These statements should be sent directly by such broker-dealer to the Chief Compliance Officer.

You must also provide the name of each broker, dealer or bank with whom you maintain an account holding Securities in which you have Beneficial Ownership (other than an account containing only Exempt Securities or through which only Exempt Transactions are engaged in).

COMPLIANCE

Chief Compliance Officer

The Chief Compliance Officer or such other person as may be designated by Andrew Jacobson will have primary responsibility for enforcing the Code, including review of personal securities transaction reports required under the Code. The review shall include an assessment of whether the employee has adhered to the Code, including required preclearance procedures, but should also compare the trading to any restricted lists (if applicable); assess whether the employee is trading for his or her own account in the same securities he or she is trading for clients, and if so whether the clients are receiving terms as favorable as the employee takes for himself or herself; periodically analyze the employee’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the employee achieves for his own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the employee trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

Andrew Jacobson or Bradley Amoils shall have responsibility for these review requirements with respect to personal securities transactions of the Chief Compliance Officer.

The Chief Compliance Officer will be responsible for providing periodic training to employees of Axiom regarding the principles and procedures of the Code.

Certificate of Compliance

You are required to certify upon commencement of your employment and annually thereafter, that you have received a copy of the Code and all amendments thereto and have read and understand this Code and recognize that you are subject to it. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Securities (other than Exempt Securities) of which you had or acquired Beneficial Ownership. You must also certify annually that your most recent broker-dealer statements are complete and accurate as to your holdings pursuant to the reporting requirements under the Code. A form for this purpose is attached to this Code.

Reporting Violations

Employees must promptly report all violations of the Code to the Chief Compliance Officer.

Remedial Actions

If you violate this Code, you are subject to various possible penalties to be imposed by Axiom, which may include, but are not limited to, disgorgement of profits, imposition of substantial fines, demotion, suspension or termination.

Recordkeeping Requirements

As required by Rule 204-2(a)(12) under the Advisers Act, Axiom shall keep copies of the following documents for a period of five years, in an easily accessible place, the first two years at Axiom’s offices:

A. The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

B. Each record of a violation of the Code and any action taken as a result of such violation;

C. Each report filed in accordance with the Code and all related documentation including duplicate confirmations and periodic statements;

D. A list of all persons who are currently, or have within the past five years, been required to report personal securities transactions in accordance with the Code;

E. A list of the names of each person designated from time-to-time by the Axiom to receive and review reports of purchases and sales of Securities and to otherwise administer the Code;

F. A record of any request for an exemption to requirements imposed pursuant to the Code and a record of any decision to grant an exemption along with the reasons supporting the decision.

Axiom International Investors LLC

Code of Ethics Initial Employment and

Annual Certificate of Compliance

I                                                      , certify that I have received a copy of the Code of Ethics and all amendments thereto (the “Code of Ethics”), and have read and have full understanding of the Code of Ethics. I hereby certify that I will comply and have complied with said Code of Ethics during the past year.

I have arranged to have the required broker-dealer statements sent directly to the Compliance Officer of Axiom and that the latest statement(s) from the date below is (are) complete and accurate as to my holdings that are required to be reported under the Code of Ethics.

Signed	Date